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                                                                    EXHIBIT 3.1


                              AMENDED AND RESTATED

                          CERTIFICATE OF INCORPORATION

                                       OF

                           PROBUSINESS SERVICES, INC.


         FIRST: The name of the corporation is ProBusiness Services, Inc. (the "Corporation").

         SECOND: The address of the Corporation's registered office in the State of Delaware is Corporation Trust Center, 1209 Orange Street, in the City of Wilmington, County of New Castle, Delaware 19801. The name of its registered agent at such address is The Corporation Trust Company.

         THIRD: The nature of the business or purposes to be conducted or promoted by the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of Delaware.

         FOURTH: This Corporation is authorized to issue two classes of shares to be designated, respectively, Common Stock and Preferred Stock. The total number of shares of capital stock that the Corporation is authorized to issue is sixty-eight million four hundred seventy- four thousand nine hundred eighteen (68,474,918). The total number of shares of Common Stock this corporation shall have authority to issue is sixty million (60,000,000), $0.001 par value, and the total number of shares of Preferred Stock this corporation shall have authority to issue is eight million four hundred seventy-four thousand nine hundred eighteen (8,474,918), $0.00l par value. Nine hundred twenty thousand (920,000) of the shares of Preferred Stock are designated Series A Preferred Stock ("SERIES A PREFERRED"), nine hundred nineteen thousand four hundred (919,400) of the shares of Preferred Stock are designated Series B Preferred Stock ("SERIES B PREFERRED"), two hundred sixty thousand seven hundred eighty-five (260,785) of the shares of Preferred Stock are designated Series C Preferred Stock ("SERIES C PREFERRED"), three hundred thousand (300,000) of the shares of Preferred Stock are designated Series D Preferred ("SERIES D PREFERRED"), five hundred thousand (500,000) of the shares of Preferred Stock are designated Series E Preferred Stock ("SERIES E PREFERRED"), and 574,733 shares shall be designated Series F Preferred Stock ("SERIES F PREFERRED"). The undesignated Preferred Stock may be issued from time to time in one or more series pursuant to a resolution or resolutions providing for such issue duly adopted by the Board of Directors (authority to do so being hereby expressly vested in the Board). The Board of Directors is further authorized to determine or alter the rights, preferences, privileges, and restrictions granted to or imposed upon any wholly unissued series of Preferred Stock and to fix the number of shares of any series of Preferred Stock and the designation of any such series of Preferred Stock. The Board of Directors within the limits and restrictions stated in any resolution or resolutions of the Board of Directors originally fixing the number of shares constituting any series of Preferred Stock, may



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increase or decrease (but not below the number of shares of any such series then outstanding) the number of shares of any such series subsequent to the issue of shares of that series.

         The powers, preferences and rights, and the qualifications, limitations, and restrictions relating to the Series A Preferred, Series B Preferred, Series C Preferred, Series D Preferred, Series E Preferred and Series F Preferred are as follows:

         1.      Dividends.

                 (a) The holders of the Series A Preferred, Series B Preferred, Series C Preferred, Series D Preferred, Series E Preferred and Series F Preferred shall be entitled to receive, when as and if declared by the Board of Directors, dividends in the amount of Two Cents ($.02) per share per annum out of funds legally available therefore. Such dividends shall not be cumulative and no right to such dividends shall accrue to holders of Preferred Stock unless declared by the Board of Directors.

                 (b) No dividends or other distributions shall be made with respect to the Common Stock, other than dividends payable solely in Common Stock, during any fiscal year of the Corporation unless at the same time all dividends with respect to the Preferred Stock for that fiscal year have been declared and paid or set apart. In the event dividends are paid on any share of Common Stock, an additional dividend shall be paid with respect to all outstanding shares of Series F Preferred in an amount equal per share of Series F Preferred (on an as-if-converted to Common Stock basis) to the amount paid or set aside for each share of Common Stock. Except as set forth in this Section 1(b), no dividend shall be paid on or declared and set apart for the shares of any series of Preferred Stock for any dividend period unless at the same time a like proportionate dividend for the same dividend period, ratably in proportion to the respective annual dividend rates fixed therefor shall be paid on or declared and set apart for the shares of all other such series of Preferred Stock.

                 (c) For purposes of this Section 1, unless the context otherwise requires, a "distribution" shall mean the transfer of cash or other property without consideration whether by way of dividend or otherwise, payable other than in Common Stock or the purchase or redemption of shares of the Corporation (other than purchases of Common Stock issued to or held by employees, officers, directors or consultants of the Corporation or its subsidiaries on the termination of their employment or services pursuant to agreements providing for the right of said repurchase) for cash or property.

         2. Liquidation Preference. In the event of any liquidation, dissolution, or winding up of the Corporation, either voluntary or involuntary, distributions to the stockholders of the Corporation shall be made in the following manner:

                 (a) The holders of the Series A Preferred, Series B Preferred, Series C Preferred, Series D Preferred, Series E Preferred and Series F Preferred shall be entitled to receive the amount of $3.805, $3.804, $4.94, $5.94, $7.94, and $17.40 respectively per share for each share of Series A







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Preferred, Series B Preferred, Series C Preferred, Series D Preferred, Series E
Preferred, and Series F Preferred then held by them, adjusted for any combinations, consolidations, or stock distributions or dividends with respect to such shares and, in addition, an amount equal to all declared but unpaid dividends on the shares of Series A Preferred, Series B Preferred, Series C Preferred, Series D Preferred, Series E Preferred and Series F Preferred then held by them. The Preferred Stock shall rank on a parity as to the receipt of the respective preferential amounts for each such series upon the occurrence of such event. If the assets and funds legally available for distribution to the holders of Preferred Stock shall be insufficient to permit the payment to such holders of the preferential amounts to which each such series of Preferred
Stock is entitled, then the entire assets and funds of the Corporation legally available for distribution shall be distributed among the holders of Preferred Stock pro rata according to their respective liquidation preferences. After payment has been made to the holders of the Preferred Stock of the full amounts to which they shall be entitled as aforesaid, the entire remaining assets and funds of the Corporation legally available for distribution, if any, shall be distributed ratably among the holders of the Preferred Stock and the Common Stock in a manner such that the amount distributed to each holder of capital stock of the Corporation shall equal the amount obtained by multiplying the entire assets and funds of the Corporation legally available for distribution hereunder by a fraction, the numerator of which shall be the sum of the number of shares of Common Stock then held by the holder and the number of shares of Common Stock issuable upon conversion of the shares of Preferred Stock then held by the holder, and the denominator of which shall be the sum of the total number of shares of Common Stock then outstanding and the total number of shares of Common Stock issuable upon conversion of the total number of shares of Preferred Stock then outstanding.

                 (b) For purposes of this Section 2, a merger or consolidation of the Corporation with or into any other corporation or corporations, or the merger of any other corporation or corporations into the Corporation, in which consolidation or merger the stockholders of the Corporation receive distributions in cash or securities of another corporation or corporations as a result of such consolidation or merger, or a sale of all or substantially all of the assets of the Corporation, shall not be treated as a liquidation, dissolution or winding up of the Corporation, unless both (i) the stockholders of this Corporation receive in such consolidation, merger or sale of assets less than fifty percent (50%) of the voting equity securities of the successor or surviving corporation and (ii) the amount of cash and/or securities received by the stockholders of this Corporation is less than the liquidation preference of the Preferred Stock, in which case such consolidation, merger or sale of assets shall be treated as a liquidation, dissolution or winding up.

         3.      Voting Rights.  Except as otherwise required by law or by
Section 4 hereof, the holder of each share of Common Stock issued and outstanding shall have one vote and the holder of each share of Preferred Stock shall be entitled to the number of votes equal to the number of shares of Common Stock into which such share of Preferred Stock could be converted at the record date for determination of the stockholders entitled to vote on such matters, or, if no such record date is established, at the date such vote is taken or any written consent of stockholders is solicited, such votes to be counted together with all other shares of stock of the Corporation having general voting power and not separately as a class. Fractional votes by the holders of Preferred Stock shall not,








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however, be permitted and any fractional voting rights shall (after aggregating all shares into which shares of Preferred Stock held by each holder could be converted) be rounded to the nearest whole number. Holders of Common Stock and Preferred Stock shall be entitled to notice of any stockholders; meeting in accordance with the Bylaws of the Corporation.

         4. Conversion. The holders of the Preferred Stock have conversion rights as follows (the "CONVERSION RIGHTS"):

                 (a) Right to Convert. Each share of Preferred Stock shall be convertible, at the option of the holder thereof, at any time after the date of issuance of such share at the office of the Corporation or any transfer agent for the Preferred Stock, into such number of fully paid and nonassessable shares of Common Stock as is determined in the case of the Series A Preferred by dividing $3.805 by the Series A Conversion Price, in the case of Series B Preferred by dividing $3.804 by the Series B Conversion Price, in the case of the Series C Preferred by dividing $4.94 by the Series C Conversion Price, in the case of the Series D Preferred by dividing $5.94 by the Series D Conversion Price, in the case of the Series E Preferred by dividing $7.94 by the Series E Conversion Price, and in the case of Series F Preferred by dividing $17.40 by the Series F Conversion Price determined in each case as hereinafter provided, in effect at the time of the conversion. The price at which shares of Common Stock shall be deliverable upon conversion of the Series A Preferred ("SERIES A CONVERSION PRICE") shall initially be $1.9025 per share of Common Stock. The price at which shares of Common Stock shall be delivered upon conversion of the Series B Preferred ("SERIES B CONVERSION PRICE") shall initially be $1.902 per share of Common Stock. The price at which shares of Common Stock shall be delivered upon conversion of the Series C Preferred ("SERIES C CONVERSION PRICE") shall initially be $2.47 per share of Common Stock. The price at which shares of Common Stock shall be delivered upon conversion of the Series D Preferred ("SERIES D CONVERSION PRICE") shall initially be $2.97 per share of Common Stock. The price at which shares of Common Stock shall be delivered upon conversion of the Series E Preferred ("SERIES E CONVERSION PRICE") shall initially be $3.97 per share of Common Stock. The price at which shares of Common Stock shall be deliverable upon conversion of the Series F Preferred ("SERIES F CONVERSION PRICE") shall initially be $8.70 per share of Common Stock. The term "Conversion Price" as used herein shall refer to the respective Conversion Price of each series of Preferred Stock. Upon conversion, all declared and unpaid dividends on the Preferred Stock shall be paid either in cash or in shares of Common Stock of the Corporation, at the election of the Corporation, wherein the shares of Common Stock shall be valued at the fair market value at the time of such conversion, as determined by the Board of Directors of the Corporation.

                 (b) Automatic Conversion. Each share of Preferred Stock shall automatically be converted into shares of Common Stock at the then effective Conversion Price:

                         (i)      Upon the closing of a firm commitment
underwritten public offering pursuant to an effective registration statement under the Securities Act of 1933, as amended, covering the offer and sale of Common Stock for the account of the Corporation to the public at a price per share (prior to underwriter commissions and offering expenses) of: (1) with respect to the








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Series A Preferred, Series B Preferred, Series C Preferred, Series D Preferred
and Series E Preferred, not less than $3.50 per share (appropriately adjusted for any recapitalization) and an aggregate offering price to the public of not less than $7,000,000 and (2) with respect to the Series F Preferred, $8.70 per share (appropriately adjusted for any recapitalization) and an aggregate offering price to the public of not less than $10,000,000. In the event of the automatic conversion of the Preferred Stock upon a public offering as aforesaid, the person(s) entitled to receive the Common Stock issuable upon such conversion of Preferred Stock shall not be deemed to have converted such Preferred Stock until immediately prior to the closing of such sale of securities; or

                        (ii) With respect to the Series F Preferred on the date immediately after the Price (as defined below) of the Common Stock of the Corporation remains at or above $8.70 per share for thirty (30) consecutive trading days on any established stock exchange or national market system. "Price" shall be the closing sale price for the Corporation's Common Stock (or the closing bid, if no sales were reported) as quoted on any established stock exchange or a national market system including without limitation the National Market System of the National Association of Securities Dealers, Inc. Automated Quotation ("NASDAQ") System, for the last market trading day prior to the time of determination as reported in the Wall Street Journal.


                 (c) Mechanics of Conversion. No fractional shares of Common Stock shall be issued upon conversion of Preferred Stock. In lieu of any fractional shares to which the holder would otherwise be entitled, the Corporation shall pay cash equal to such fraction multiplied by the fair market value at the time of such conversion, as determined by the Board of Directors of the Corporation. Before any holder of Preferred Stock shall be entitled to convert the same into full shares of Common Stock and to receive certificates therefor, he shall surrender the certificate or certificates therefor, duly endorsed, at the office of the Corporation or of any transfer agent for the Preferred Stock, and shall give written notice to the Corporation at such office that he elects to convert the same; provided, however, that in the event of an automatic conversion pursuant to Section 4(b), the outstanding shares of Preferred Stock shall be converted automatically without any further action by the holders of such shares and whether or not the certificates representing such shares are surrendered to the Corporation or its transfer agent, and provided further that the Corporation shall not be obligated to issue certificates evidencing the shares of Common Stock issuable upon such automatic conversion unless the certificates evidencing such shares of Preferred Stock are either delivered to the Corporation or its transfer agent as provided above, or the holder notifies the Corporation or its transfer agent that such certificates have been lost, stolen or destroyed and executes an agreement satisfactory to the Corporation to indemnify the Corporation from any loss incurred by it in connection with such certificates.

         The Corporation shall, as soon as practicable after such delivery, or such agreement and indemnification in the case of a lost certificate, issue and deliver at such office to such holder of Preferred Stock, a certificate or certificates for the number of shares of Common Stock to which he shall be entitled as aforesaid and a check payable to the holder in the amount of any cash amounts payable as the result of a conversion into fractional shares of Common Stock. Such conversion shall








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
be deemed to have been made immediately prior to the close of business on the date of such surrender of the shares of Preferred Stock to be converted, or in the case of automatic conversion on the date of closing of the offering, and the person or persons entitled to receive the shares of Common Stock issuable upon such conversion shall be treated for all purposes as the record holder or holders of such shares of Common Stock on such date.

                 (d)      Adjustments to Conversion Price for Diluting Issues.

                         (i)      Special Definitions.  For purposes of this
Section 4(d), the following definitions shall apply:

                                  (1)      "Options" shall mean rights, options
or warrants to subscribe for, purchase or otherwise acquire either Common Stock or Convertible Securities.

                                  (2)      "Original Issue Date" shall mean
October 13, 1989.

                                  (3)      "Convertible Securities" shall mean
any evidences of indebtedness, shares (other than the 920,000 shares of Series A Preferred, 919,400 shares of Series B Preferred, 260,785 shares of Series C Preferred, 300,000 shares of Series D Preferred, 500,000 shares of Series E Preferred, or 574,333 shares of Series F Preferred authorized herein) or other securities convertible into or exchangeable for Common Stock.

                                  (4)      "Additional Shares of Common Stock"
shall mean all shares of Common Stock issued (or, pursuant to Section 4(d)(iii), deemed to be issued) by the Corporation after the Original Issue Date, other than shares of Common Stock issued or issuable at any time:

                                        (A)     upon conversion of Series A
Preferred, Series B Preferred, Series C Preferred, Series D Preferred, Series E Preferred, or Series F Preferred;

                                        (B)     to officers, directors, and
employees of, and consultants to, the Corporation on terms approved by the Board of Directors;

                                        (C)     as a dividend or distribution
on Series A Preferred, Series B Preferred, Series C Preferred, Series D Preferred, Series E Preferred, or Series F Preferred or any event for which adjustment is made pursuant to subparagraph (d)(vi) hereof;

                                        (D)     by way of dividend or other
distribution on shares of Common Stock excluded from the definition of Additional Shares of Common Stock by the foregoing clauses (A), (C), or this clause (D) or on shares of Common Stock so excluded.

                                        (E)     upon conversion of any
convertible notes which were issued by the Company prior to December 1, 1989.





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                        (ii)      No Adjustment of Conversion Price.  No
adjustment in the Conversion Price of a particular share of Preferred Stock shall be made in respect of the issuance of Additional Shares of Common Stock unless the consideration per share for an Additional Share of Common Stock issued or deemed to be issued by the Corporation is less than the Conversion Price in effect on the date of, and immediately prior to such issue, for such share of Preferred Stock.

                       (iii)      Deemed Issue of Additional Shares of Common
Stock.

                                  (1)      Options and Convertible Securities.
Except as otherwise provided in Section 4(d)(ii), in the event the Corporation at any time or from time to time after the Original Issue Date shall issue any Options or Convertible Securities or shall fix a record date for the determination of holders of any class of securities entitled to receive any such Options or Convertible Securities, then the maximum number of shares (as set forth in the instrument relating thereto without regard to any provisions contained therein for a subsequent adjustment of such number) of Common Stock issuable upon the exercise of such Options or, in the case of Convertible Securities and Options therefor, the conversion or exchange of such Convertible Securities, shall be deemed to be Additional Shares of Common Stock issued as of the time of such issue or, in case such a record date shall have been fixed, as of the close of business on such record date, provided that Additional Shares of Common Stock shall not be deemed to have been issued unless the consideration per share (determined pursuant to Section 4(d)(v) hereof) of such Additional Shares of Common Stock would be less than the Conversion Price in effect on the date of and immediately prior to such issue, or such record date, as the case may be, and provided further that in any such case in which Additional Shares of Common Stock are deemed to be issued:

                                        (A)     no further adjustment in the
Conversion Price shall be made upon the subsequent issue of Convertible Securities or shares of Common Stock upon the exercise of such Options or conversion or exchange of such Convertible Securities;

                                        (B)     if such Options or Convertible
Securities by their terms provide, with the passage of time or otherwise, for any increase in the consideration payable to the Corporation, or decrease in the number of shares of Common Stock issuable, upon the exercise, conversion or exchange thereof, the Conversion Price computed upon the original issue thereof (or upon the occurrence of a record date with respect thereto), and any subsequent adjustments based thereon, shall, upon any such increase or decrease becoming effective, be recomputed to reflect such increase or decrease insofar as it affects such Options or the rights of conversion or exchange under such Convertible Securities;

                                        (C)     upon the expiration of any such
Options or any rights of conversion or exchange under such Convertible Securities that shall not have been exercised, the Conversion Price computed upon the original issue thereof (or upon the occurrence of a record date with respect thereto), and any subsequent adjustments based thereon, shall, upon such expiration, be recomputed as if;








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                                        (I)     in the case of Convertible
         Securities or Options for Common Stock, the only Additional Shares of Common Stock issued were shares of Common Stock, if any, actually issued upon the exercise of such Options or the conversion or exchange of such Convertible Securities and the consideration received therefor was the consideration actually received by the Corporation for the issue of all such Options, whether or not exercised, plus the consideration actually received by the Corporation upon such exercise, or for the issue of all such Convertible Securities which were actually converted or exchanged, plus the additional consideration, if any, actually received by the Corporation upon such conversion or exchange, and

                                        (II)     in the case of Options for
Convertible Securities, only the Convertible Securities, if any, actually issued upon the exercise thereof were issued at the time of issue of such Options, and the consideration received by the Corporation for the Additional Shares of Common Stock deemed to have been then issued was the consideration actually received by the Corporation for the issue of all such Options, whether or not exercised, plus the consideration deemed to have been received by the Corporation upon the issue of the Convertible Securities with respect to which such Options were actually exercised;

                                        (D)     no readjustment pursuant to
clause (B) or (C) above shall have the effect of increasing the Conversion Price to an amount that exceeds the lower of (i) the Conversion Price on the original adjustment date or (ii) the Conversion Price that would have resulted from any issuance of Additional Shares of Common Stock between the original adjustment date and such readjustment date; and

                                        (E)     in the case of any Options that
expire by their terms not more than 90 days after the date of issue thereof, no adjustment of the Conversion Price shall be made until the expiration or exercise of all such Options.

                                  (2)      Stock Dividends.  In the event the
Corporation at any time or from time to time after the Original Issue Date shall declare or pay any dividend on the Common Stock payable in Common Stock, then and in any such event, Additional Shares of Common Stock shall be deemed to have been issued immediately after the close of business on the record date for the determination of holders of any class of securities entitled to receive such dividend; provided, however, that if such record date is fixed and such dividend is not fully paid, the only Additional Shares of Common Stock deemed to have been issued will be the number of shares of Common Stock actually issued in such dividend, and such shares will be deemed to have been issued as of the close of business on such record date, and the Conversion Price shall be recomputed accordingly.

                        (iv) Adjustment of Conversion Price Upon Issuance of Additional Shares of Common Stock. In the event this Corporation shall issue Additional Shares of Common Stock without consideration or for a consideration per share less than the Conversion Price in effect on the date of and immediately prior to such issue, then and in such event, such Conversion Price shall be reduced, concurrently with such issue, to a price determined by multiplying such Conversion Price by a fraction, the numerator of which shall be the number of shares of Common Stock outstanding









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
immediately prior to such issue plus the number of shares of Common Stock that the aggregate consideration received by the Corporation for the total number of Additional Shares of Common Stock so issued would purchase at such Conversion Price; and the denominator of which shall be the number of shares of Common Stock outstanding immediately prior to such issue plus the number of such Additional Shares of Common Stock so issued; and provided further that, for purposes of this Section 4(d)(iv), all shares of Common Stock issuable upon conversion of all outstanding shares of Preferred Stock and all outstanding Convertible Securities, and upon exercise of all outstanding Options (excluding shares of Common Stock issuable upon the exercise of outstanding options granted to officers, directors, and employees of, and consultants to, the Corporation on terms approved by the Board of Directors), shall be deemed to be outstanding, and immediately after any Additional Shares of Common Stock are deemed issued pursuant to Section 4(d)(iii), such Additional Shares of Common Stock shall be deemed to be outstanding.

                         (v)      Determination of Consideration.  For purposes
of this Section 4(d), the consideration received by the Corporation for the issue of any Additional Shares of Common stock shall be computed as follows:

                                  (1)      Cash and Property.  Such
consideration shall:

                                        (A)     insofar as it consists of cash,
be computed at the aggregate amount of cash received by the Corporation excluding amounts paid or payable for accrued interest or accrued dividends;

                                        (B)     insofar as it consists of
property other than cash, be computed at the fair value thereof at the time of such issue, as determined in good faith by the Board; and

                                        (C)     in the event Additional Shares
of Common Stock are issued together with other shares or securities or other assets of the Corporation for consideration that covers both, be the proportion of such consideration so received, computed as provided in clauses (A) and (B) above, as determined in good faith by the Board.

                                  (2)      Options and Convertible Securities.
The consideration per share received by the Corporation for Additional Shares of Common Stock deemed to have been issued pursuant to Section 4(d)(iii)(1), relating to Options and Convertible Securities, shall be determined by dividing

                                        (A)     the total amount, if any,
received or receivable by the Corporation as consideration for the issue of such Options or Convertible Securities, plus the minimum aggregate amount of additional consideration (as set forth in the instruments relating thereto, without regard to any provision contained therein for a subsequent adjustment of such consideration) payable to the Corporation upon the exercise of such Options or the conversion or exchange of such Convertible Securities, or in the case of Options for Convertible Securities, the









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
exercise of such Options for Convertible Securities and the conversion or exchange of such Convertible Securities by

                                        (B)     the maximum number of shares of
Common Stock (as set forth in the instruments relating thereto, without regard to any provision contained therein for a subsequent adjustment of such number) issuable upon the exercise of such Options or the conversion or exchange of such Convertible Securities.

                                  (3)      Stock Dividends.  Any Additional
Shares of Common Stock relating to stock dividends shall be deemed to have been issued for no consideration.

                        (vi) Adjustments for Subdivisions, Combinations or Consolidation of Common Stock. In the event the outstanding shares of Common Stock shall be subdivided (by stock split or otherwise), into a greater number of shares of Common Stock, the Conversion Price then in effect shall, concurrently with the effectiveness of such subdivision, be proportionately decreased. In the event the outstanding shares of Common Stock shall be combined or consolidated, by reclassification or otherwise, into a lesser number of shares of Common Stock, the Conversion Price then in effect shall, concurrently with the effectiveness of such combination or consolidation, be proportionately increased.

                       (vii) Adjustments for Other Distributions. In the event the Corporation at any time or from time to time makes, or fixes a record date for the determination of holders of Common Stock entitled to receive any distribution payable in securities of the Corporation other than shares of Common Stock and other than as otherwise adjusted in this Section 4 or as otherwise provided in Section l(b), then and in each such event provision shall be made so that the holders of Preferred Stock shall receive upon conversion thereof, in addition to the number of shares of Common Stock receivable thereupon, the amount of securities of the Corporation that they would have received had their Preferred Stock been converted into Common Stock on the date of such event and had they thereafter, during the period from the date of such event to and including the date of conversion, retained such securities receivable by them as aforesaid during such period, subject to all other adjustments called for during such period under this Section 4 with respect to the rights of the holders of the Preferred Stock.

                      (viii) Adjustments for Reclassification, Exchange and Substitution. If the Common Stock issuable upon conversion of the Preferred Stock shall be changed into the same or a different number of shares of any other class or classes of stock, whether by capital reorganization, reclassification or otherwise (other than a subdivision or combination of shares provided for above), the Conversion Price then in effect shall, concurrently with the effectiveness of such reorganization or reclassification, be proportionately adjusted such that the Preferred Stock shall be convertible into, in lieu of the number of shares of Common Stock that the holders would otherwise have been entitled to receive, a number of shares of such other class or classes of stock equivalent to the number of shares of Common Stock that would have been subject to receipt by the holders upon conversion of the Preferred Stock immediately before that change.









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
                 (e) No Impairment. Except as provided in Section 5, the Corporation will not, by amendment of its Certificate of Incorporation or through any reorganization, transfer of assets, consolidation, merger, dissolution, issue or sale of securities or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms to be observed or performed hereunder by the Corporation but will at all times in good faith assist in the carrying out of all the provisions of this Section 4 and in the taking of all such action as may be necessary or appropriate in order to protect the Conversion Rights of the holders of the Preferred Stock against impairment.

                 (f) Certificate as to Adjustments. Upon the occurrence of each adjustment or readjustment of the Conversion Price pursuant to this
Section 4, the Corporation at its expense shall promptly compute such adjustment or readjustment in accordance with the terms hereof and furnish to each holder of Preferred Stock a certificate setting forth such adjustment or readjustment and showing in detail the facts upon which such adjustment or readjustment is based. The Corporation shall, upon the written request at any time of any holder of Preferred Stock, furnish or cause to be furnished to such holder a like certificate setting forth (i) such adjustments and readjustments,
(ii) the Conversion Price at the time in effect and (iii) the number of shares of Common Stock and the amount, if any, of other property which at the time would be received upon the conversion of Preferred Stock.

                 (g) Notices of Record Date. In the event that this Corporation shall propose at any time:

                         (i)      to declare any dividend or distribution upon
its Common Stock, whether in cash, property, stock or other securities, whether or not a regular cash dividend and whether or not out of earnings or earned surplus;

                        (ii) to offer for subscription pro rata to the holders of any class or series of its stock any additional shares of stock of any class or series or other rights;

                       (iii)      to effect any reclassification or
recapitalization of its Common Stock outstanding involving a change in the Common Stock; or

                        (iv) to merge or consolidate with or into any other corporation, or sell, lease or convey all or substantially all of its property or business, or to liquidate, dissolve or wind up; then, in connection with each such event, this Corporation shall send to the holders of the Preferred Stock:

                                  (1)      at least 20 days' prior written
notice of the date on which a record shall be taken for such dividend, distribution or subscription rights (and specifying the date on which the holders of Common Stock shall be entitled thereto) or for determining rights to vote in respect of the matters referred to in (iii) and (iv) above; and









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
                                  (2)      in the case of the matters referred
to in (iii) and (iv) above, at least 20 days' prior written notice of the date when the same shall take place (and specifying the date on which the holders of Common Stock shall be entitled to exchange their Common Stock for securities or other property deliverable upon the occurrence of such event or the record date for the determination of such holders if such record date is earlier).

         Each such written notice shall be delivered personally or given by first class mail, postage prepaid, addressed to the holders of the Preferred Stock at the address for each such holder as shown on the books of this Corporation.

         5.      Covenants

                 (a) In addition to any other rights provided by law, so long as any shares of Preferred Stock shall be outstanding, this Corporation shall not, without first obtaining the affirmative vote or written consent of the holders of not less than a majority of the then outstanding shares of Preferred Stock voting together as a class:

                         (i)      amend or repeal any provision of, or add any
provision to, this Corporation's Certificate of Incorporation (except for the filing with the Delaware Secretary of State of any Certificate of Designation that is not within the meaning of Section 5(a)(ii) below) if such action would materially and adversely directly alter or change the preferences, rights, privileges or powers of, or the restrictions provided for the benefit of, any Preferred Stock;

                        (ii) authorize or issue shares of any class of stock having any preference or priority as to dividends or assets superior to or on parity with any such preference or priority of the Preferred Stock;

                       (iii) merge or consolidate with any other corporation or sell, lease or convey all or substantially all of the assets of the Corporation; or

                        (iv) pay or declare any dividend on the shares of Common Stock.

                 (b) In addition to any other rights provided by law, so long as any shares of Preferred Stock shall be outstanding, this Corporation shall not, without first obtaining the affirmative vote or written consent of the holders of not less than a majority of the then outstanding shares of Preferred Stock and Common Stock voting together as a single class, issue shares of Preferred Stock of any series in excess of 920,000 shares of Series A Preferred, 919,400 shares of Series B Preferred, 260,785 shares of Series C Preferred, 300,000 shares of Series D Preferred, 500,000 shares of Series E Preferred and 574,333 shares of Series F Preferred.

                 (c) In addition to any other rights provided by law, so long as any shares of Series F Preferred shall be outstanding, this Corporation shall not, without first obtaining the affirmative vote or written consent of the holders of not less than a majority of the then outstanding shares of










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
Series F Preferred voting as a single class, issue shares of Series F Preferred in excess of 574,333 shares of Series F Preferred.

         FIFTH: "Qualified Public Offering" as used in this Certificate of Incorporation shall mean the Corporation's initial firm commitment underwritten public offering pursuant to an effective registration under the Securities Act of 1933, as amended, covering the offer and sale of Common Stock for the account of the Corporation to the public. For the management of the business and for the conduct of the affairs of the Corporation, and in further definition, limitation and regulation of the powers of the Corporation, of its directors and of its stockholders or any class thereof, as the case may be, it is further provided that, effective upon the closing of a Qualified Public Offering, and at such time as the securities of the Corporation are (i) listed on the New York Stock Exchange or the American Stock Exchange or (ii) designated as qualified for trading as a national market security on the National Association of Securities Dealers Automatic Quotation System (or any successor national market system) if the Corporation has a least 800 holders of its equity securities as of the record date of its most recent annual meeting of stockholders:

         1. The management of the business and the conduct of the affairs of the Corporation shall be vested in its Board of Directors. The number of directors which shall constitute the whole Board of Directors shall be fixed exclusively by one or more resolutions adopted from time to time by the Board of Directors.

         The Board of Directors shall be divided into three classes designated as Class I, Class II and Class III, respectively. Directors shall be assigned to each class in accordance with a resolution or resolutions adopted by the Board of Directors. At the first annual meeting of stockholders following the date hereof, the term of office of the Class I directors shall expire and Class I directors shall be elected for a full term of three years. At the second annual meeting of stockholders following the date hereof, the term of office of the Class II directors shall expire and Class II directors shall be elected for a full term of three years. At the third annual meeting of stockholders following the date hereof, the term of office of the Class III directors shall expire and Class III directors shall be elected for a full term of three years. At each succeeding annual meeting of stockholders, directors shall be elected for a full term of three years to succeed the directors of the class whose terms expire at such annual meeting.

         Notwithstanding the foregoing provisions of this Article, each director shall serve until his or her successor is duly elected and qualified or until his or her death, resignation or removal. No decrease in the number of directors constituting the Board of Directors shall shorten the term of any incumbent director.

         Any vacancies on the Board of Directors resulting from death, resignation, disqualification, removal, or other causes unless the Board of Directors determines by resolution that any such vacancies or newly created directorships shall be filled by stockholders, except as otherwise provided by law, be filled only by the affirmative vote of a majority of the remaining directors then in office, even though less than a quorum of the Board of Directors and not by the stockholders. Newly created directorships resulting from any increase in the number of directors shall, unless the Board of Directors determines by resolution that any such newly created directorship shall be filled by the stockholders, be filled only by the affirmative vote of the directors then in office, even though less than a quorum of the Board of Directors and not by the stockholders. Any director elected in accordance with the preceding sentence shall hold office for the remainder of the full term of the class of directors in which the new directorship was created or the vacancy occurred and until such director's successor shall have been elected and qualified.

         2. In furtherance and not in limitation of the powers conferred by statute, the Board of Directors is expressly authorized to make, alter, amend, or repeal the Bylaws of the Corporation.

         3. The directors of the Corporation need not be elected by written ballot unless a stockholder demands election by written ballot at the meeting and before voting begins, or unless the Bylaws so provide.

         4. No action shall be taken by the stockholders of the Corporation except at an annual or special meeting of the stockholders called in accordance with the Bylaws and no action shall be taken by the stockholders by written consent.

         5. Advance notice of stockholder nomination for the election of directors and of business to be brought by stockholders before any meeting of the stockholders of the Corporation shall be given in the manner provided in the Bylaws of the Corporation.

         6. Special meetings of the stockholders of the Corporation may be called, for any purpose or purposes, by (i) the Chairman of the Board of Directors, (ii) the President, (iii) the Chief Executive Officer, (iv) the Board of Directors or (v) the holders of shares entitled to cast not less than forty percent (40%) of the votes at the meeting, and shall be held at such place, on such date, and at such time as the Board of Directors shall fix.

         SIXTH: Meetings of stockholders may be held within or without the State of Delaware, as the Bylaws may provide. The books of the Corporation may be kept (subject to any provision contained in the statutes) outside of the State of Delaware at such place or places as may be designated from time to time by the Board of Directors or in the Bylaws of the Corporation.

         SEVENTH:         The Corporation reserves the right to amend, alter,
change or repeal any provision contained in this Certificate of Incorporation, in the manner now or hereafter prescribed by statute, and all rights conferred upon the stockholders herein are granted subject to this right.

         EIGHTH: Notwithstanding any other provisions of this Certificate of Incorporation or any provision of law which might otherwise permit a lesser vote or no vote, but in addition to any affirmative vote of the holders of any particular class or series of the voting stock required by law, this Certificate of Incorporation or any Certificate of Designation, the affirmative vote of the holders of at least sixty-six and two- thirds percent (66-2/3%) of the voting power of all of the then-outstanding shares of the voting stock, voting together as a single class, shall be required to alter, amend or repeal Article Fifth or this Article Eighth.

         NINTH: The liability of the directors of the Corporation for monetary damages shall be eliminated to the fullest extent permissible under Delaware law.

         A director of the corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for any breach of fiduciary duty as a director, except for liability (i) for any breach of the director's duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the Delaware General Corporation Law, or (iv) for any transaction from which the director derived an improper personal benefit. If the Delaware General Corporation Law is amended after approval by the stockholders of this Article to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director shall be eliminated or limited to the fullest extent permitted by the Delaware General Corporation Law, as so amended.

         Any repeal or modification of this Article Ninth shall be prospective and shall not affect the rights under this Article Ninth in effect at the time of the alleged occurrence of any act or omission to act giving rise to liability or indemnification.